SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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San Diego Gas & Electric Company and

Southern California Gas Company

(Name of Registrant as Specified In Its Certificate)

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SEMPRA UTILITIES

SAN DIEGO GAS & ELECTRIC COMPANY

AND

SOUTHERN CALIFORNIA GAS COMPANY

NOTICE OF

ANNUAL MEETINGS OF SHAREHOLDERS

The Annual Meetings of Shareholders of the Sempra utilities, San Diego Gas & Electric Company (“SDG&E”) and Southern California Gas Company (“SoCalGas”), will be held on May 9, 2006 at 10:15 a.m. at SDG&E’s offices at 8326 Century Park Court, San Diego, California. SDG&E and SoCalGas are both indirect subsidiaries of Sempra Energy.

The Annual Meeting of each utility will be held for the following purposes:

(1)	To elect directors for the ensuing year.

(2)	To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 21, 2006 are entitled to notice of and to vote at the Annual Meeting of each utility of which they are a shareholder.

The Annual Meetings are business-only meetings. They will not include any presentations by management and the Sempra utilities do not encourage shareholder attendance. However, shareholders are invited to attend Sempra Energy’s Annual Meeting of Shareholders that will include management presentations regarding the Sempra utilities. The Sempra Energy Annual Meeting will be held on May 4, 2006 at 10:00 a.m. at The Hilton Costa Mesa, 3050 Bristol Street, Costa Mesa, California.

Only shareholders are entitled to attend the Annual Meetings. Shareholders who own shares registered in their names will be admitted to the meetings upon verification of record share ownership. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) to be admitted.

SEMPRA UTILITIES

SAN DIEGO GAS & ELECTRIC COMPANY

AND

SOUTHERN CALIFORNIA GAS COMPANY

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Sempra utilities, San Diego Gas & Electric Company (“SDG&E”) and Southern California Gas Company (“SoCalGas”), are providing this Information Statement in connection with their respective Annual Meetings of Shareholders to be held on May 9, 2006. It is being mailed to shareholders beginning March 31, 2006.

THE SEMPRA UTILITIES

The Sempra utilities are indirect public utility subsidiaries of Sempra Energy.

SDG&E’s principal executive offices are located at 8330 Century Park Court, San Diego, California. Its telephone number is (619) 696-2000.

SoCalGas’ principal executive offices are located at The Gas Company Tower, 555 West Fifth Street, Los Angeles, California. Its telephone number is (213) 244-1200.

OUTSTANDING SHARES AND VOTING RIGHTS

SDG&E

The SDG&E Board of Directors has fixed March 21, 2006 as the record date for determining the shareholders of SDG&E entitled to notice of and to vote at the SDG&E Annual Meeting. At that date, the outstanding shares of SDG&E consisted of 116,583,358 shares of Common Stock, 1,373,770 shares of Cumulative Preferred Stock and 2,690,000 shares of Preference Stock. All of the SDG&E Common Stock is owned by Enova Corporation, a wholly-owned subsidiary of Sempra Energy.

In electing directors, each share of Cumulative Preferred Stock is entitled to two votes and each share of Common Stock is entitled to one vote for each of the three director positions, but cumulative voting is not permitted. In voting upon other matters, each share of Cumulative Preferred Stock is entitled to two votes and each share of Common Stock is entitled to one vote. Shares of Preference Stock do not have any voting rights with respect to the matters to be considered at the Annual Meeting.

The shares of SDG&E owned by Enova Corporation and indirectly owned by Sempra Energy represent over 96% of the outstanding shares and over 97% of the votes entitled to be cast on the matters to be considered at the SDG&E Annual Meeting.

SoCalGas

The SoCalGas Board of Directors has fixed March 21, 2006 as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the SoCalGas Annual Meeting. At that date, the outstanding shares of SoCalGas consisted of 91,300,000 shares of Common Stock, and 862,043 shares of Preferred Stock. All of the SoCalGas Common Stock and 50,970 shares of the Preferred Stock are owned by Pacific Enterprises, a direct substantially wholly-owned subsidiary of Sempra Energy.

In electing directors, each share is entitled to one vote for each of the three director positions and shareholders will be entitled to cumulate votes if any shareholder gives notice at the meeting and prior to the voting of an intention to do so. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or distribute their votes among two or more such candidates in such proportions as they may determine. In voting upon any other matters considered at the Annual Meeting each share is entitled to one vote.

The shares of SoCalGas owned by Pacific Enterprises and indirectly owned by Sempra Energy represent over 99% of the outstanding shares and the votes entitled to be cast on the matters to be considered at the SoCalGas Annual Meeting.

GOVERNANCE OF THE COMPANIES

The business and affairs of the Sempra utilities are managed under the direction of their respective Boards of Directors in accordance with the California General Corporation Law as implemented by their respective Articles of Incorporation and Bylaws. During 2005, the board of SDG&E held 15 meetings and the board of SoCalGas held 14 meetings. Each director attended at least 75% of the meetings.

The Sempra utilities are indirect subsidiaries of Sempra Energy. All of the directors of SDG&E and SoCalGas are also officers of each utility or Sempra Energy and they are not separately compensated for services as directors of the utilities. The daughter of Frank Ault, who will retire as a director of each utility at the annual meetings, is an employee of SDG&E at a 2005 salary and bonus of approximately $75,000.

Sempra Energy’s Board of Directors maintains standing Audit, Compensation and Corporate Governance Committees comprised solely of independent directors. The Sempra Energy Board of Directors has also adopted a Code of Business Conduct and Ethics for Directors and Officers which is applicable to the directors and officers of the Sempra utilities.

The Boards of Directors of the Sempra utilities do not maintain any standing committees. Nominees for election as directors are determined by the board of each utility and the boards will not consider board candidates recommended by shareholders other than the utility’s direct and indirect parent companies.

The Annual Meetings of Shareholders are business-only meetings without presentations by management and the Sempra utilities do not encourage attendance by either board members or public shareholders. Last year one director attended the meetings. However, as stated in the Notice of Annual Meetings, shareholders of the Sempra utilities are invited to attend the Sempra Energy Annual Meeting, which will include presentations regarding the utilities.

Shareholders who wish to communicate with the boards of the Sempra utilities or an individual director may do so by letter addressed directly to the board or the director at the address of the utility set forth under the caption “The Sempra Utilities.”

INDEPENDENT AUDITORS

Representatives of Deloitte & Touche LLP, independent auditors for Sempra Energy and the Sempra utilities, are expected to attend the Annual Meetings. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The following table shows the fees paid to Deloitte & Touche LLP for services provided to the Sempra utilities for 2004 and 2005.

	SoCalGas				SDG&E
	Dollars in Thousands
	2004		2005		2004		2005
	Fees	% of Total	Fees	% of Total	Fees	% of Total	Fees	% of Total
Audit Fees
Consolidated Financial Statement and Internal Controls Audit	$2,475		$2,315		$2,475		$2,315
SEC Filings and Related Services	53		62		65		62

Total Audit Fees	2,528	92%	2,377	92%	2,540	91%	2,377	93%

Audit-Related Fees
Employee Benefit Plan Audits	162		177		162		177
Other Audit-Related Services	49		–0–		49		–0–

Total Audit-Related Fees	211	8%	177	7%	211	7%	177	7%

Tax Fees
Tax Planning	–0–		–0–		–0–		–0–
Other Tax Services	13		26		53		–0–

Total Tax Fees	13		26	1%	53	2%	–0–

All Other Fees	–0–		–0–		–0–		–0–

Total Fees	$2,752		$2,580		$2,804		$2,554

The Audit Committee of Sempra Energy’s Board of Directors is directly responsible and has sole authority for appointing, compensating, retaining and overseeing the work of the independent auditors for Sempra Energy and its consolidated subsidiaries, including the Sempra utilities. The Audit Committee is comprised entirely of independent directors of Sempra Energy. Sempra Energy’s Board of Directors has determined that each member of its Audit Committee is an independent director and is financially literate. It has also determined that the chair of the committee is an audit committee financial expert and that his service on the audit committees of three other public companies does not impair his ability to serve effectively on Sempra Energy’s Audit Committee.

Sempra Energy’s Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche for Sempra Energy and its subsidiaries. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services, give detailed guidance to management as to the specific services that are eligible for general pre-approval and provide specific cost limits for each service on an annual basis. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the auditors’ independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Boards of Directors of the Sempra utilities have reviewed the audited financial statements of the respective utilities for the year ended December 31, 2005, with management and Deloitte & Touche LLP, the independent auditors.

The boards have also discussed and reviewed with Deloitte & Touche all the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees). They have also received and reviewed the written disclosures and the letters from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with Deloitte & Touche their independence.

Based on this review and discussions, the SDG&E and SoCalGas Boards of Directors have directed that the audited financial statements of the respective utilities be included in their Annual Reports on Form 10–K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

BOARDS OF DIRECTORS

Edwin A. Guiles, Chairman

Frank H. Ault

Debra L. Reed

February 13, 2006

SHARE OWNERSHIP

All of the outstanding SDG&E Common Stock is owned by Enova Corporation and all of the outstanding SoCalGas Common Stock is owned by Pacific Enterprises. All of the outstanding Common Stock of both Enova Corporation and Pacific Enterprises is owned by Sempra Energy. None of the directors or officers of SDG&E or SoCalGas owns any preferred or preference shares of the utilities.

The following table sets forth the number of shares of Sempra Energy Common Stock beneficially owned at March 1, 2006 by each incumbent director, each nominee as a director, and each executive officer of the Sempra utilities named in the compensation tables of this Information Statement, and by all directors, nominees and executive officers of SDG&E and SoCalGas as a group. These shares, upon giving effect to the exercise of exercisable options, represent less than 1% of Sempra Energy’s outstanding shares.

Name	Current Beneficial Holdings	Shares Subject To Exercisable Options(A)	Phantom Shares(B)	Total
Frank H. Ault	97,668	56,475	4,300	158,443
James P. Avery (C)	53,334	28,300	4,081	85,715
Steven D. Davis	56,782	85,375	2,840	144,997
Edwin A. Guiles	241,027	468,395	29,126	738,548
Debra L. Reed	127,902	185,375	14,323	327,600
Anne S. Smith	53,761	65,817	3,744	123,322
Mark A. Snell	135,077	40,000	1,828	176,905
Lee M. Stewart	69,834	179,800	6,022	255,656
SoCalGas Directors, Nominees and Executive Officers as a group (9 persons)	844,100	1,183,087	66,826	2,094,013
SDG&E Directors, Nominees and Executive Officers as a group (10 persons)	897,434	1,211,387	70,907	2,179,728

(A)	Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable on or before May 1, 2006.

(B)	Represents deferred compensation deemed invested in phantom shares of Sempra Energy Common Stock. These shares cannot be voted or transferred but track the performance of Sempra Energy Common Stock.
(C)	Mr. Avery is an officer of SDG&E only.

Sempra Energy has approximately 240,000 shareholders. The only persons know to Sempra Energy to beneficially own more than 5% of its outstanding shares are Barclays Global Investors, N.A. 45 Fremont Street, San Francisco, California 94105, and UBS AG, Bahnhofstrasse 45, Zurich, Switzerland. Barclay’s Global Investors has reported that as of December 31, 2005, it and related entities beneficially owned 13,995,912 shares (including 12,163,048 shares, for which they had sole voting power) for which they had sole dispositive power. UBS has reported that at December 31, 2005, it and related entities beneficially owned 13,244,016 shares including 7,496,513 shares for which they had sole voting power for which they had shared dispositive power. The shares reported as beneficially owned by Barclay’s Global and UBS represent 5.4% and 5.1%, respectively, of Sempra Energy’s shares outstanding at March 1, 2006.

Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 20,019,086 shares of Sempra Energy Common Stock (approximately 7.7% of the outstanding shares) for the benefit of employees at March 1, 2006.

ELECTION OF DIRECTORS

The Board of Directors of each Sempra utility consists of three directors. At the Annual Meeting of each utility, directors will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The three director candidates receiving the greatest number of votes will be elected as directors.

The names of the three nominees for election as directors and biographical information regarding each nominee are set forth below. Each has been nominated as a director of SDG&E and SoCalGas by the respective Boards of Directors of the two utilities and has held the position set forth below or various positions with the same or affiliated organizations for at least the last five years.

Edwin A. Guiles, 56, has been a director since 2000. He is Chairman and Chief Executive Officer of both SDG&E and SoCalGas. He is also Chairman and Chief Executive Officer and a director of Pacific Enterprises and Sempra Energy’s Group President – Sempra Utilities. He is a director of the California Chamber of Commerce and the Los Angeles World Affairs Council. He previously served as planning commissioner for the City of Chula Vista, and is a former director of the Arthritis Foundation, Wellness Communities, San Diego County YMCA and San Diego Economic Development Council.

Debra L. Reed, 49, has been a director since 2001. She is the President and Chief Operating Officer of SDG&E and SoCalGas. She is also the President and Chief Operating Officer and a director of Pacific Enterprises. She is a director of Genentech, Inc. and Halliburton Company. She serves on the Board and Executive Committee of the San Diego Regional Economic Development Corporation and is a member of the Board of Counselors of the University of Southern California College of Letters, Arts and Sciences. She previously served on the Board of the Los Angeles Chamber of Commerce, the Board of the Orange County Performing Arts Center and as a director of Dominguez Services Corporation.

Mark A. Snell, 49, is an Executive Vice President and the Chief Financial Officer of Sempra Energy.

Mr. Snell has been nominated as a director to succeed Frank H. Ault, who has announced that he will retire as a Senior Vice President and the Controller of Sempra Energy on July 1, 2006 and as a director of each utility at the Annual Meetings. Mr. Snell has also been nominated by the Board of Directors of Pacific Enterprises to succeed Mr. Ault as a director of Pacific Enterprises.

REPORT ON EXECUTIVE COMPENSATION

SDG&E and SoCalGas are indirect subsidiaries of Sempra Energy. Sempra Energy’s Board of Directors maintains a Compensation Committee, consisting entirely of independent directors, that has established compensation principles and strategies for Sempra Energy and its subsidiaries and designed a compensation program for Sempra Energy executive officers. The committee also administers Sempra Energy’s base salary program, executive annual and long-term incentive plans, and executive benefit programs.

Edwin A. Guiles, Chairman and Chief Executive Officer of both SDG&E and SoCalGas, is also Sempra Energy’s Group President – Sempra Utilities. Mr. Guiles’ base salary is set by the Sempra Energy Compensation Committee. His compensation, as well as that of other executive officers of the Sempra utilities, also includes participation in Sempra Energy’s various incentive plans and executive benefit programs with participation levels established by the Sempra Energy Compensation Committee. Deliberations regarding the compensation of other executive officers of SDG&E and SoCalGas are conducted by the respective Boards of Directors consisting of Mr. Guiles and Debra L. Reed, who are officers of each utility, and Frank H. Ault, who is a Senior Vice President of Sempra Energy. These deliberations are based upon the principles and strategies adopted by the Sempra Energy Compensation Committee.

Compensation Principles and Strategies

In developing compensation principles and strategies, the Sempra Energy Compensation Committee considers the current and prospective business environment for Sempra Energy and its subsidiaries and takes into account numerous factors, including:

•	The rapidly changing and increasingly competitive environment in which Sempra Energy and its subsidiaries operate.

•	The need to attract and retain executives of outstanding ability and proven experience who demonstrate the highest standards of integrity and ethics.

•	The need to motivate executives to achieve superior performance.

•	The need to strongly link executive compensation to both annual and long-term corporate, business unit and individual performance.

•	The need to align the interests of executives to achieve superior performance.

To reflect these factors and assist Sempra Energy and its subsidiaries in realizing their objective of creating superior shareholder value, the Compensation Committee has developed policies and programs that include the following elements:

•	An emphasis on total compensation and “pay-for-performance,” with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

•	An emphasis on performance-based incentives that closely align the interests of executives and shareholders.

•	An appropriate balance of short-term and long-term compensation to reward effective long-term strategic results and encourage share ownership.

•	An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of executive compensation as levels of responsibility increase.

In accordance with these principles and strategies the committee establishes base salaries at competitive levels with those of companies of comparable size. It also provides performance-based annual cash and equity-based long-term incentives that provide opportunities to earn total compensation at significantly higher levels for superior performance.

The committee also considers provisions of the Internal Revenue Code limiting to $1,000,000 the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for each of certain executive officers. The committee believes that tax deductibility is an important factor but only one factor to be considered in evaluating any executive officer compensation program. It believes that there are competitive and other circumstances in which the interests of Sempra Energy and its shareholders may be best served by providing compensation that is not fully tax deductible. Accordingly, the committee may exercise discretion to provide base salaries or other compensation that may not qualify as a tax-deductible expense.

Compensation Program

The primary components of the compensation program of Sempra Energy and its subsidiaries are base salaries, annual cash incentive opportunities and long-term equity and equity-based incentive opportunities.

Base Salaries

Base salaries for executives are reviewed annually and generally targeted at the median of salaries at general industry companies of similar size to Sempra Energy. The Compensation Committee believes that this strategy, along with annual and long-term incentive opportunities at general industry levels, allows Sempra Energy and its subsidiaries to retain and attract top quality executive talent.

Survey data for assessing base salaries are based upon companies in the Fortune 500 and size-adjusted based upon Sempra Energy’s revenues using regression analysis. The Compensation Committee believes that the competitors of Sempra Energy and its subsidiaries for executive talent are not limited to energy company’s and the Fortune 500 appropriately reflects a broader group with which they compete to retain and attract highly skilled and talented executives.

Annual base salaries for executive officers of Sempra Energy and its subsidiaries are set taking into consideration the approximate mid-range of these salary data, individual performance and experience, executive responsibilities, market characteristics, succession planning and other pertinent factors.

Annual Incentives

Annual performance-based incentive opportunities are provided to executive officers through cash bonuses under the Sempra Energy Executive Incentive Plan. This plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer’s position and prospective contribution to the attainment of these goals and no bonuses are paid unless a threshold performance level is attained for the year. Bonus opportunities increase for performance above the threshold level with performance at targeted levels intended to produce bonuses at the mid-point for bonuses for comparable levels of responsibility at Fortune 500 companies.

For 2005, Executive Incentive Plan award levels for executive officers of the Sempra utilities were based on attainment of Sempra Energy total earnings goals and utility net income and operating measures, with target award levels ranging from 70% of base salary for the Chairman and Chief Executive Officer to 45% of base salary for Vice Presidents, with maximum award levels ranging from 140% to 90% of base salary, subject to discretionary adjustments by the Compensation Committee within the limits provided by the plan. Performance for the year substantially exceeded target award levels and resulted in the bonuses set forth under the caption “Executive Compensation – Compensation Summary.”

Long-Term Incentives

Long-term incentive opportunities are provided by performance-based awards under Sempra Energy’s Long-term Incentive Plan. The plan permits a wide variety of equity and equity-based awards to allow the

Compensation Committee to respond to changes in market conditions and compensation practices. Long-term incentive awards are made annually and for utility officers are set at estimated grant date values ranging from 280% of base salary for the Chairman and Chief Executive Officer to 90% of base salary for Vice Presidents.

Beginning in 2002, the Compensation Committee decreased its emphasis on stock options as incentive awards. Approximately 80% of the estimated value of 2005 long-term incentive awards was performance-based restricted stock with the balance as stock options. These awards are summarized under the captions “Executive Compensation – Stock Options” and “Executive Compensation – Performance-Based Restricted Stock.”

BOARDS OF DIRECTORS

Edwin A. Guiles, Chairman

Frank H. Ault

Debra L. Reed

February 16, 2006

EXECUTIVE COMPENSATION

Compensation Summary

The table below summarizes, for the last three years, the compensation paid or accrued by Sempra Energy and its subsidiaries to each of the executive officers of the Sempra Utilities named in the table. Except as otherwise noted, each individual holds the identical office in both utilities.

Summary Compensation Table

				Long-term Compensation
				Awards	Payouts	All Other Compensation (C)
		Annual Compensation		Shares Underlying Stock Options	LTIP Payouts (A) (B)
Name and Principal Position	Year	Salary	Bonus
Edwin A. Guiles	2005	$573,151	$803,500	39,500	$–0–	$182,688
Chairman and	2004	$553,742	$776,200	64,000	$–0–	$170,043
Chief Executive Officer	2003	$532,515	$746,200	86,000	$–0–	$156,431

Debra L. Reed	2005	$470,881	$512,200	18,600	$–0–	$130,746
President and	2004	$452,518	$506,500	30,000	$–0–	$121,470
Chief Operating Officer	2003	$435,153	$470,000	40,300	$–0–	$58,964

Lee M. Stewart	2005	$299,495	$271,100	8,900	$–0–	$149,408
Senior Vice President	2004	$299,179	$278,700	19,800	$–0–	$137,642
	2003	$299,179	$269,000	27,700	$–0–	$84,749

Steven D. Davis	2005	$295,289	$267,200	8,800	$–0–	$70,074
Senior Vice President and	2004	$279,345	$264,800	13,400	$–0–	$67,875
Chief Financial Officer	2003	$259,731	$233,100	18,000	$–0–	$56,108

James P. Avery (D)	2005	$277,621	$255,300	8,200	$–0–	$65,943
Senior Vice President	2004	$267,619	$248,900	13,300	$–0–	$66,983
	2003	$258,562	$232,100	17,900	$–0–	$58,190

Anne S. Smith	2005	$272,659	$247,200	8,100	$–0–	$67,045
Senior Vice President	2004	$253,696	$236,800	12,100	$–0–	$65,206
	2003	$232,729	$188,500	16,200	$–0–	$57,236

(A)	Long-term incentive plan payouts represent the fair market value of performance-based restricted stock for which forfeiture and transfer restrictions terminated during the year based upon satisfaction of long-term performance goals.
(B)	The aggregate holdings/value of restricted stock held on December 31, 2005 were 185,729 shares/$8,328,070 for Mr. Guiles; 87,209 shares/$3,910,435 for Ms. Reed; 53,826 shares/$2,413,553 for Mr. Stewart; 39,571 shares/$1,774,353 for Mr. Davis; 38,649 shares/$1,733,012 for Mr. Avery, and 35,866 shares/$1,608,249 for Ms. Smith. These include additional shares purchased, at then fair market value, with dividends paid on restricted stock that become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate.
(C)	All other compensation includes (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) medical, life and personal liability insurance premiums, (iii) financial and estate planning services, (iv) contributions to defined benefit plans and related supplemental plans, and (v) car allowances. The respective amounts paid in 2005 were $517, $111,804, $10,000, $46,067, and $14,300, for Mr. Guiles; $9,086, $68,163, $9,975, $29,872, and $13,650 for Ms. Reed; $11,748, $94,277, $9,975, $21,008, and $12,400, for Mr. Stewart; $0, $29,799, $7,000 $19,626 and $13,650 for Mr. Davis; $0, $27,182, $6,616, $18,495, and $13,650 for Mr. Avery, and $4,358, $24,173, $7,000, $17,864, and $13,650 for Ms. Smith.
(D)	Mr. Avery is an officer of SDG&E only. His wife is also an employee of SDG&E, receiving compensation of approximately $110,000 for 2005.

Stock Options

The following table shows information as to stock options granted during 2005 to the executive officers of the Sempra utilities named in the Summary Compensation Table. All options are to purchase Sempra Energy Common Stock, and were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant and for a ten-year term subject to earlier expiration following termination of employment. They become exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the grant date, with immediate exercisability upon a change of control or various events specified in the executive’s severance pay agreement.

Option Grants in 2005

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2005	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value(A)
Edwin A. Guiles	39,500	4.36%	$36.30	1-1-15	$321,530
Debra L. Reed	18,600	2.05%	$36.30	1-1-15	$151,404
Lee M. Stewart	8,900	0.98%	$36.30	1-1-15	$72,446
Steven D. Davis	8,800	0.97%	$36.30	1-1-15	$71,632
James P. Avery	8,200	0.91%	$36.30	1-1-15	$66,748
Anne S. Smith	8,100	0.89%	$36.30	1-1-15	$65,934

(A)	Sempra Energy used a modified Black-Scholes option pricing model to develop the theoretical values set forth in this column. Grant date present value per option share was $8.14 based on the following assumptions: share volatility – 27.75%; dividend yield – 2.75%; risk-free rate of return – 4.19%; and outstanding term –10 years.

The following table shows information as to the exercise of options during 2005 and unexercised options and stock appreciation rights held on December 31, 2005 by the executive officers of the Sempra Utilities named in the Summary Compensation Table.

Option Exercises and Holdings

	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Year-End(A)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Edwin A. Guiles	100,000	$1,707,290	480,820	203,200	$9,918,839	$3,379,349
Debra L. Reed	122,800	$2,194,264	129,275	95,125	$2,561,884	$1,580,586
Lee M. Stewart	54,700	$1,144,580	131,400	61,800	$2,706,660	$1,062,614
Steven D. Davis	–0–	–0–	76,100	42,975	$1,615,938	$710,073
James P. Avery	37,725	$680,878	3,325	42,250	$48,678	$702,827
Anne S. Smith	98,575	$1,705,279	43,267	38,725	$862,108	$637,781

(A)	The exercise price of outstanding options ranges from $19.06 to $36.30

Performance-Based Restricted Stock

The following table shows information as to performance-based restricted stock granted during 2005 to the executive officers of the Sempra utilities named in the Summary Compensation Table.

Restricted Stock Awards in 2005

Name	Number of Restricted Shares	Performance Period Until Payout	Estimated Future Payouts (A)
Edwin A. Guiles	54,500	Four Years	$1,978,350
Debra L. Reed	25,700	Four Years	$932,910
Lee M. Stewart	12,300	Four Years	$446,490
Steven D. Davis	12,100	Four Years	$439,230
James P. Avery	11,300	Four Years	$410,190
Anne S. Smith	11,200	Four Years	$406,560

(A)	The estimated future payout amount represents the entire fair market value on the grant date of the shares subject to the restricted stock award without any reduction for forfeiture conditions or transfer restrictions. The actual payout (if any) will depend upon the extent to which performance goals are achieved and upon the then fair market value of Sempra Energy Common Stock.

Performance-based restricted stock consists of shares of Sempra Energy Common Stock that are subject to forfeiture conditions and transfer restrictions that terminate upon the satisfaction of long-term performance criteria. During the performance period, the executive is entitled to vote the shares but they cannot be sold or otherwise transferred and dividends are reinvested to purchase additional shares, at then fair market value, which become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period (other than by death or retirement after attaining age 55) the restricted shares are forfeited to the company and canceled subject to earlier vesting upon a change of control or various events specified in the executive’s severance pay agreement.

The forfeiture conditions and transfer restrictions on restricted stock granted during 2005 will terminate at the end of 2008 if Sempra Energy has then achieved a four-year cumulative total return to shareholders that places it among the top 50% of the companies in the Standard & Poor’s Utility Index or the Standard & Poor’s 500 Composite Stock Price Index. If neither of these performance criteria is satisfied, the forfeiture conditions and transfer restrictions may be terminated as to a portion of the shares if Sempra Energy’s four-year cumulative total shareholder return is among the top 70% of the companies in the S&P Utility Index. They will terminate as to 80% of the shares for performance among the top 55% of the companies in the S&P Utility Index with the percentage of shares as to which the restrictions may terminate declining ratably to 20% for performance among the top 70% of the companies in the S&P Utility Index. Any restricted shares for which forfeiture conditions and transfer restrictions have not terminated as of the end of 2008 will be forfeited to Sempra Energy and canceled.

Pension Plans

The following table shows the estimated single life annual pension annuity benefit provided to the executive officers of the Sempra utilities named in the Summary Compensation Table under the Sempra Energy Supplemental Executive Retirement Plan (combined with benefits payable under the other pension plans of SDG&E and SoCalGas and its affiliates in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

Pension Plan Table

($000’s)

Pension Plan Compensation	Years of Service
	5	10	20	30	40
$ 250	$50	$100	$150	$156	$163
$ 500	$100	$200	$300	$313	$325
$ 750	$150	$300	$450	$469	$488
$1,000	$200	$400	$600	$625	$650
$1,250	$250	$500	$750	$781	$813
$1,500	$300	$600	$900	$938	$975

Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service and are paid without offset for Social Security benefits. Years of service includes service with subsidiaries and number 33 years for Mr. Guiles, 27 years for Ms. Reed, 38 years for Mr. Stewart, 25 years for Mr. Davis, 4 years for Mr. Avery, and 28 years for Ms. Smith.

Mr. Guiles is entitled to pension benefits at the greater of that provided by Sempra Energy’s pension plans or that to which he would have been entitled under the pension plans (including a supplemental pension plan) of a predecessor company had those plans remained in effect. Under the predecessor plans and retirement after attaining age 62, Mr. Guiles would be entitled to a monthly pension benefit of 60% of his final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years’ gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 61, and surviving spouse and disability benefits equal to 100%, of pension benefits.

Severance Pay Agreements

Sempra Energy has a severance pay agreement with each of the executive officers of the Sempra utilities providing for the payment of benefits in the event Sempra Energy or its subsidiaries terminates the executive’s employment (other than for cause, death or disability) or the executive terminates his or her employment for good reason. Each agreement is for a remaining term of two years, subject to automatic annual extensions for an additional year unless Sempra Energy or the executive elects not to extend the term.

Severance benefits vary with the executive’s position and include (i) a lump sum cash payment varying from 50% to 100% of the sum of the executive’s annual base salary and the greater of the executive’s average annual bonus or average annual target bonus for the two years prior to termination; (ii) continuation of health insurance benefits for a period of one year; and (iii) financial planning and outplacement services for a period ranging from 18 months to two years. If the termination were to occur within two years after a change in control of Sempra Energy (i) the lump sum cash payment would be multiplied by two; (ii) an additional lump sum payment would be paid equal to the pro rata portion for the year of termination of the target amount payable under any annual incentive compensation award for that year or, if greater, the average of the three highest gross annual bonus awards paid to the executive in the five years preceding the year of termination; (iii) all equity-based incentive compensation awards would immediately vest and become exercisable or payable and any restrictions on the awards would automatically lapse; (iv) a lump sum cash payment would be made equal to the present value of the executive’s benefits under the supplemental executive retirement plan calculated on the basis of the greater of actual years of service and years of service that would have been completed upon attaining age 62 and applying certain early retirement factors; (v) life, disability, accident and health insurance benefits would be continued to two years and (vi) financial planning and outplacement services would be provided for three years.

The agreements also provide that if the terminated executive agrees to provide consulting services to Sempra Energy for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality, (i) the executive would receive an additional lump sum payment equal to the executive’s annual base salary and the greater of the executive’s target bonus for the year of termination or the average of the two or three highest gross annual bonus awards paid to the executive in the five years prior to termination and (ii ) health insurance benefits would be continued for one additional year.

The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate to a senior executive of Sempra Energy and its subsidiaries; a material reduction in the executive’s overall standing and responsibilities within Sempra Energy and its subsidiaries; and a material reduction in the executive’s annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. Following a change in control of Sempra Energy, good reason is defined to include an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines; reduction in the executive’s annualized compensation opportunities other than across-the-board reductions of less than 10% similarly affecting all similarly situated executives of comparable rank; relocation of the executive’s principal place of employment by more than 30 miles; and a substantial increase in business travel obligations. A change in control is defined to include the acquisition by one person or group of 20% or more of the voting power of Sempra Energy’s shares; the election of a new majority of the board of Sempra Energy comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in the shareholders of Sempra Energy owning less than 60% of the voting power of Sempra Energy or of the surviving entity or its parent; and shareholder approval of the liquidation or dissolution of Sempra Energy.

SHAREHOLDER PROPOSALS

Shareholders intending to bring any business before an Annual Meeting of Shareholders of the Sempra utilities, including nominations for election as directors, must give written notice to the Corporate Secretary of the business to be presented. The notice must be received within the specified periods and must be accompanied by the information required by the bylaws. A copy of the applicable bylaw requirements will be provided upon request in writing to the Corporate Secretary.

The period for notice of business to be brought by shareholders before the 2006 Annual Meetings of Shareholders has expired. The period for the receipt of notice of business to be brought by shareholders before the 2007 Annual Meetings of Shareholders will commence on January 8, 2007 and end on March 8, 2007.

ANNUAL REPORTS

SDG&E and SoCalGas are mailing their respective Annual Reports to the Securities and Exchange Commission on Form 10-K to their shareholders together with this Information Statement.